UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Under Rule 14a-12

REACHLOCAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 29, 2014

Dear Stockholder:

You are cordially invited to join us at the 2014 Annual Meeting of Stockholders of ReachLocal, Inc., which will be held at 9:00 a.m. (PDT) on May 22, 2014 at The Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California, 90045.

At the meeting, we will ask our stockholders to vote on a proposal to elect David Carlick and Edward Thompson to each serve a three-year term as a member of our board of directors. We will also ask our stockholders to make an advisory vote on the compensation of our named executive officers (the “say-on-pay vote”). The board of directors unanimously believes that each of the proposals is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” David Carlick and Edward Thompson to serve as directors and a vote “FOR” the advisory say-on-pay vote.

We hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting. Additional information about voting your shares is included in the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

David Scott Carlick Chairman of the Board of Directors		Sharon T. Rowlands Chief Executive Officer

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 22, 2014

To the Stockholders of ReachLocal, Inc.:

The 2014 Annual Meeting of Stockholders of ReachLocal, Inc., a Delaware corporation, will be held on May 22, 2014, at The Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California, 90045, at 9:00 a.m. (PDT), for the purpose of considering and acting upon the following:

1.

The election of David Carlick and Edward Thompson to serve as members of our board of directors until the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	An advisory vote on the compensation of our named executive officers as presented in this proxy statement (the “say-on-pay vote”); and

3.	The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 17, 2014 will be entitled to notice of and to vote at the meeting and any continuations, adjournments or postponements thereof. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the meeting and at the executive offices of ReachLocal during regular business hours for at least ten days prior to the meeting.

All stockholders are cordially invited to attend the annual meeting in person. Your vote is important to us, and we hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the annual meeting, we urge you to read the accompanying materials regarding matters to be voted on at the meeting and use the proxy card and instructions to submit your vote by proxy. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the meeting. If you hold your shares in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions on how to vote your shares from such broker, bank or other nominee.

You may revoke your proxy delivered pursuant to this solicitation at any time prior to the annual meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. We look forward to your participation.

By Order of the Board of Directors

Adam F. Wergeles
Secretary

Dated: April 29, 2014

TABLE OF CONTENTS

Questions and Answers About the Proxy Materials and the Annual Meeting	1

Ownership of the Company	5

Corporate Governance	7

Report of the Audit Committee	12

Audit Matters	13

Executive Officers of the Company	14

Report of the Compensation Committee	16

Compensation Discussion and Analysis	17

Executive Compensation Tables	29

Equity Compensation Plan Information	44

Proposal 1 — Election of Directors	45

Proposal 2 — Advisory Vote on Executive Compensation	48

Certain Relationships and Related Party Transactions	50

Other Matters	52

i

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

Your proxy is solicited on behalf of the board of directors (the “Board”) of ReachLocal, Inc., a Delaware corporation (“ReachLocal,” “we,” “us,” “our” or “the company”), for use at our 2014 Annual Meeting of Stockholders to be held on Thursday, May 22, 2014, at 9:00 a.m. PDT, at The Westin Los Angeles Airport, 5400 West Century Boulevard, Los Angeles, California, 90045, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement is first being released to stockholders on or about April 29, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2014

The following proxy materials are available for review at http://investors.reachlocal.com/annuals.cfm:

●	our 2014 proxy statement;

●	the proxy card;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

●	any amendments to the foregoing materials that are required to be furnished to stockholders.

You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You have been sent this proxy statement because you were a stockholder, or held ReachLocal stock through a broker, bank or other nominee, at the close of business on April 17, 2014, which is the record date for stockholders entitled to vote at the annual meeting.

What proposals will be considered at the annual meeting?

At the annual meeting, stockholders will be asked to consider and act upon the following proposals:

1.

The election of David Carlick and Edward Thompson to serve as members of the Board until the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	An advisory vote on the compensation of our named executive officers as presented in this proxy statement (the “say-on-pay vote”); and

3.	The transaction of any other business that may properly come before the meeting or any continuations, adjournments or postponements thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board unanimously believes that each of the proposals is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” David Carlick and Edward Thompson to serve as directors and a vote “FOR” the advisory say-on-pay vote.

Who is entitled to vote at the annual meeting?

We have set April 17, 2014 as the record date for this year’s annual meeting. All stockholders who owned our stock at the close of business on the record date are entitled to this notice and to vote at the meeting and any adjournments or postponements thereof.

As of the record date, there were 28,886,950 shares of our common stock outstanding and entitled to vote at the annual meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the annual meeting. You have one vote per share that you owned at the close of business on the record date.

How do I vote my shares?

You may vote by attending the annual meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive the proxy materials from your broker, bank or other nominee with instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone.

The Internet and telephone voting facilities will close at 11:59 p.m. (EDT) on May 21, 2014. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

What happens if I vote my shares by proxy?

If you properly fill in your proxy card and send it to us in time to vote, or vote your shares by telephone or Internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

●	“FOR” David Carlick and Edward Thompson to serve as directors; and

●	“FOR” the advisory say-on-pay vote.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by giving a proxy pursuant to this solicitation, you may revoke or change your proxy instructions at any time prior to the casting of votes at the annual meeting if you take any of the following actions:

●	Execute and submit a new proxy card;

●	Submit new voting instructions through telephonic or Internet voting, if available to you;

●	Notify Adam F. Wergeles, Secretary of ReachLocal, in writing at the address provided on page , that you wish to revoke your proxy; or

●	Attend the annual meeting and vote your shares in person if you are a record holder.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Who pays for the proxy solicitation and how will ReachLocal solicit votes?

We pay all costs associated with the solicitation of proxies. We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

Proxies may be solicited by any of our directors, officers or employees on behalf of the Board by mail or in person, by telephone, via facsimile or e-mail. Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $5,000 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the annual meeting?

In order to conduct business and have a valid vote at the annual meeting, a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the record date and entitled to vote. In accordance with our Amended and Restated Bylaws (our “bylaws”) and Delaware law, proxies reflecting broker “non-votes” and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients, or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. As members of the New York Stock Exchange, most banks, brokers or other nominees are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. If a broker votes shares for which a client has not given voting instructions for or against a routine proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present and will also be taken into account in determining the outcome of the routine proposals. However, where a proposal is not routine, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as broker “non-votes.” Those shares will be considered present for the purpose of determining whether or not a quorum is present, but will not be considered entitled to vote on the non-routine proposals and, therefore, will not be taken into account in determining the outcome of the non-routine proposals. For this meeting, there are no routine proposals. Proposals 1 (election of directors) and 2 (say-on-pay vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares on those proposals.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of Directors	Plurality of Votes Cast	NO
Proposal 2 — Advisory Vote on Executive Compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Detailed information regarding each of the proposals to be presented at the 2014 Annual Meeting, and the means for stockholders to present proposals to be considered at the 2015 Annual Meeting, are presented on the following pages. Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors and other matters can be found starting at page .

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

How can I find out the results of the voting at the annual meeting?

 Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the annual meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Whom can I contact for assistance?

If you need assistance in voting over the Internet, by telephone or by completing your proxy card or have questions regarding the annual meeting, please contact Adam F. Wergeles at 818-274-0260 or write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

OWNERSHIP OF THE COMPANY

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of April 17, 2014 by:

●	each person who we believe beneficially owns more than 5% of our common stock based on our records and our review of Securities and Exchange (“SEC”) filings;

●	our directors, director nominees and named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person that are exercisable within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options the person holds which are exercisable or exercisable within 60 days of April 17, 2014 and that no other persons exercised any of their options.

Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe, based on the information furnished to us, that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person.

Except as otherwise indicated, the business address for each of the following persons is 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

	Common Stock Beneficially Owned as of April 17, 2014
	Number of Shares	Percent
Greater Than 5% Stockholders:
Entities affiliated with VantagePoint Capital Partners (1)	12,769,516	43.9%
Entities affiliated with Rho Ventures (2)	2,720,493	9.4%
JPMorgan Chase & Co. (3)	2,672,097	9.3%
Discovery Group (4)	1,519,135	5.3%

Directors and Named Executive Officers:
Sharon Rowlands	--	*
Ross G. Landsbaum (5)	438,775	1.5%
Joshua Claman (6)	135,447	*
Kris Barton (7)	90,732	*
Daniel Della Flora (8)	30,000	*
Zorik Gordon (9)	298,210	1.0%
Nathan Hanks (10)	780,535	2.6%
David Carlick (11)	252,271	*
Robert Dykes (12)	233,632	*
James Geiger (13)	164,071	*
Habib Kairouz (2)	2,720,493	9.4%
Alan Salzman (1)	12,769,516	43.9%
Edward Thompson	--	*
Directors and Officers as a Group (14 persons) (14)	18,087,127	57.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)

Includes 14,492 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III (Q), L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 2,532 shares held by Mr. Salzman, 136,971 shares subject to options held by Mr. Salzman that are exercisable within 60 days of April 17, 2014, and 75,000 shares subject to options held by Jason Whitt, a former director of the Company who was affiliated with VantagePoint, that are exercisable within 60 days of April 17, 2014. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares. Mr. Salzman disclaims beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.

(2)

Includes 2,362,930 shares held by Rho Ventures V, L.P., 207,465 shares held by Rho Ventures V Affiliates, L.L.C., 13,127 shares held by Mr. Kairouz and 136,971 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of April 17, 2014. These stockholders are affiliated with Rho Capital Partners, Inc., the management company for Rho Ventures. Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are managing members of the general partner of Rho Ventures V, L.P. and Rho Ventures V Affiliates, L.L.C. and may be deemed to share voting and investment control over the shares held by these entities. Mr. Kairouz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(3)

The 2,672,097 shares shown as beneficially owned are as reported by JPMorgan Chase & Co. (“JPM”) in a Schedule 13G/A filed with the SEC and dated January 17, 2014. JPM filed the Schedule 13G/A on behalf of itself and its wholly owned subsidiaries: JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Ltd., and JPMorgan Asset Management (Canada) Inc. The address of JPM is 270 Park Ave., New York, NY 10017.

(4)

The 1,519,135 shares shown as beneficially owned are as reported by Discovery Equity Partners and Discovery Group I, LLC (“Discovery Group”) in a Schedule 13D filed with the SEC and dated March 21, 2014. Discovery Group is Discovery Equity Partners’ sole general partner. Discovery Group also filed the Schedule 13D on behalf of Daniel J. Donoghue and Michael R. Murphy who are the sole managing members of Discovery Group. Discovery Group and Messrs. Donoghue and Murphy may each be deemed to share beneficial ownership of all of the shares owned by Discovery Equity Partners. The address of Discovery Group is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

(5)	Includes 53,117 restricted shares subject to forfeiture and 383,512 shares subject to options that are exercisable within 60 days of April 17, 2014.
(6)	Includes 65,833 restricted shares subject to forfeiture and 64,154 shares subject to options that are exercisable within 60 days of April 17, 2014.
(7)	Includes 41,675 restricted shares subject to forfeiture and 46,625 shares subject to options that are exercisable within 60 days of April 17, 2014.
(8)	Includes 30,000 restricted shares subject to forfeiture.
(9)	Includes 9,631 restricted shares subject to forfeiture and 288,579 shares subject to options that are exercisable within 60 days of April 17, 2014 held by Mr. Gordon.
(10)	Includes 13,890 restricted shares subject to forfeiture, and 675,134 shares subject to options that are exercisable within 60 days of April 17, 2014.
(11)	Includes 50,000 restricted shares subject to forfeiture, and 186,971 shares subject to options that are exercisable within 60 days of April 17, 2014.
(12)

Includes 77,915 shares held by the Robert R.B. Dykes Trust, and 18,746 director stock units and 136,971 shares subject to options that are exercisable within 60 days of April 17, 2014, each held by Mr. Dykes.

(13)	Includes 136,971 shares subject to options that are exercisable within 60 days of April 17, 2014.
(14)	Includes an aggregate of 2,423,160 shares subject to options that are exercisable within 60 days of April 17, 2014 that are held by our directors and officers as a group.

corporate governance

Composition of the Board

Our Board has adopted corporate governance guidelines to establish the company’s overall governance practices. These guidelines can be found in the corporate governance section of our website at http://investors.reachlocal.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367. The Board does not believe that its members should be prohibited from serving on boards of other organizations. In accordance with the corporate governance guidelines, however, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director, and the nominating and corporate governance committee takes into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to our company’s stockholders.

Board Leadership Structure and Risk Oversight

We have a non-executive Chairman, Mr. Carlick. In connection with the resignation of our former Chief Executive Officer, Mr. Gordon, on August 30, 2013, Mr. Carlick was appointed as Interim Chief Executive Officer, in addition to maintaining his position as Chairman. With the appointment of our new Chief Executive Officer, Sharon Rowlands, in April 2014, Mr. Carlick resumed his role as our non-executive Chairman. In making the determination to separate the roles of Chairman and CEO, our Board did not make a general determination that such separation is necessarily a better or more effective Board leadership structure for our company. Rather, based on the historical relationships among our directors, the contemplated make-up of our Board in the near-term, and Mr. Carlick’s substantial experience as a member of the Board and as a director at other companies, our Board determined that appointing Mr. Carlick as non-executive Chairman is the appropriate Board leadership structure for our company and our stockholders at this time.

Our Board currently has six independent members and one non-independent member, our Chief Executive Officer.

A number of our independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under The Nasdaq Global Select Market (“Nasdaq”) standards. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our company and our stockholders.

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for the company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, each of our three standing Board committees supports our Board in discharging its oversight duties and addresses risks inherent in its respective area. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. The audit and nominating and corporate governance committees receive periodic reports from management with regard to these types of risks. While the Board oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board expects company management to consider risk and risk management in each business decision, to pro-actively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program is intended to incentivize and reward growth in revenue and adjusted EBITDA, among other metrics. See “Compensation Discussion and Analysis—Executive Summary—2013 Performance” for our definition of adjusted EBITDA. We believe these metrics are positive indicators of our long-term growth, operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Board Independence

In accordance with Nasdaq standards and ReachLocal’s corporate governance guidelines, our Board has determined that the nominees for election to the Board at the annual meeting and all continuing directors, other than Ms. Rowlands, are independent under Nasdaq standards. In making this determination, the Board considered all relationships between ReachLocal and each director and each director’s family members.

Board Meetings

Our Board held eleven meetings during 2013. During 2013, each Board member attended at least 75% of the meetings of the Board and 75% of the meetings of the committees on which he served, except for Mr. Gordon, who attended 71% of the meetings of the Board while he was a member. The Chairman of the Board, Mr. Carlick, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. The Board frequently meets in executive session without management or other employees present. The Chairman of the Board presides over these meetings. We encourage our directors and nominees for director to attend our annual meetings of stockholders, and all of our directors attended our 2013 Annual Meeting.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. Members serve on these committees until their resignation or until otherwise determined by our Board. To view the charter of each of these committees please visit the corporate governance section of our website at http://investors.reachlocal.com. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
David Carlick		**
Robert Dykes			C
James Geiger	**		**
Habib Kairouz	**	**
Alan Salzman		C	**
Edward Thompson	C

**      Member

“C”    Chairperson

Audit Committee

We have an audit committee that has responsibility for, among other things:

●	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

●	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

●	reviewing our annual and quarterly financial statements;

●	appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and

●

discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any.

The current members of our audit committee are Messrs. Geiger, Kairouz and Thompson, with Mr. Thompson serving as the committee’s chair. All members of our audit committee meet the requirements for financial literacy, and the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of Nasdaq. Our Board has determined that Messrs. Geiger and Thompson are both audit committee “financial experts,” as that term is defined by the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. The audit committee met seven times during 2013.

On August 30, 2013, in connection with Mr. Gordon’s resignation as our chief executive officer, Mr. Carlick was appointed Interim Chief Executive Officer and concurrently resigned as a member of the audit committee. After Mr. Carlick’s resignation, we no longer had three audit committee members as required by Rule 5605(c)(2) of the NASDAQ Listing Rules. Until this vacancy was filled by Mr. Thompson, we relied on the cure period specified in Rule 5605(c)(4)(B) of the NASDAQ Listing Rules. Effective April 25, 2014 with the appointment of Mr. Thompson, our audit committee once again complies with NASDAQ Listing Rules.

Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the audit committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Compensation Committee

We have a compensation committee that has responsibility for, among other things:

●	reviewing management and employee compensation policies, plans and programs;

●	monitoring performance and compensation of our executive officers and other key employees;

●	preparing recommendations and periodic reports to our Board concerning these matters; and

●	administering our equity incentive plans.

The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Nasdaq rules and other applicable law.

The members of our compensation committee are Messrs. Dykes, Geiger and Salzman, with Mr. Dykes serving as the committee’s chair. Mr. Dykes was appointed as a member and chairman of the compensation committee on September 5, 2013, in connection with Mr. Carlick’s resignation from the committee to become Interim Chief Executive Officer. All of the members of our compensation committee are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act, “outside directors” as defined pursuant to Section 162(m) of the Code and satisfy the independence requirements of Nasdaq. The compensation committee met ten times during 2013.

Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the compensation committee’s charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things:

●	recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board;

●	considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and

●	considering and recommending to our Board other actions relating to corporate governance.

The members of our nominating and corporate governance committee are Messrs. Salzman, Carlick and Kairouz, with Mr. Salzman serving as the committee’s chair. Mr. Carlick replaced Mr. Dykes as a member of the nominating and corporate governance committee on April 25, 2014, after stepping down as our Interim Chief Executive Officer. All members of our nominating and corporate governance committee meet the independence requirements of Nasdaq. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in our company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of our company’s operations and practical and mature business judgment. In addition, although the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. The nominating and corporate governance committee met three times during 2013. A copy of the nominating and corporate governance committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which can be obtained, without charge, by contacting Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the 2014 Annual Meeting.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-employee directors, by sending a letter to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Our Secretary will submit all correspondence to the Chairman of our Board and to any specific director to whom the correspondence is directed.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of our Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct, anti-bribery and corruption, and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct, anti-bribery and corruption, and ethics is available in the corporate governance section of our website at http://investors.reachlocal.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

report of the audit committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available under the corporate governance section of our website at http://investors.reachlocal.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management ReachLocal’s audited financial statements as of and for the fiscal year ended December 31, 2013.

The audit committee has discussed with Grant Thornton LLP, our company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Statement on Auditing Standards No. 16. In addition, the audit committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence from us. Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee of the Board1

James Geiger (Chair)

Habib Kairouz

[1]

Neither Mr. Thompson, who was appointed as a member of the Board and the audit committee in April 2014, nor Mr. Carlick, who was a member of the audit committee only until August 30, 2013, participated in the review and discussions referenced in this audit committee report.

audit matters

Independent Public Accountants

The audit committee approved all audit and non-audit services provided by Grant Thornton LLP, our principal accountant for our fiscal year ended December 31, 2013, during the 2013 and 2012 fiscal years. The total fees paid or payable to Grant Thornton LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$1,205,829	$1,114,914
Audit-Related Fees	17,280	17,340
Tax Fees	—	—
All Other Feess	—	—
Total	$1,223,109	$1,132,254

Audit Fees

This category includes fees billed for the 2013 and 2012 fiscal years for the audits of our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, services rendered in connection with our S-8, audit of internal control over financial reporting related to requirements of the Sarbanes-Oxley Act of 2002, and other matters related to the SEC.

Audit-Related Fees

This category includes fees associated with agreed upon procedures related to the computation of our underclassmen expense.

Tax Fees

For the fiscal years ended December 31, 2013 and 2012, there were no fees billed by Grant Thornton LLP for professional services for tax compliance, tax advice or tax planning.

All Other Fees

Other fees include professional services related to due diligence services performed by Grant Thornton LLP in connection with acquisitions by our company.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm.  This policy is set forth in our audit committee charter, which is available on our website.

The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence as our independent registered public accounting firm and concluded that they were.

Independent Registered Accounting Firm for 2014

The audit committee has not selected an independent registered public accounting firm for the fiscal year ending December 31, 2014, because it is currently undertaking a selection process involving several major firms.

Attendance at the Annual Meeting

We expect one or more representatives of Grant Thornton LLP, and any other independent accounting firm that we may have engaged for the current fiscal year, to be present at the annual meeting. These representatives will be provided an opportunity to make a statement at the annual meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

executive officers of the company

Set forth below is information regarding our executive officers as of April 17, 2014:

Name	Age	Position
Sharon Rowlands	55	Chief Executive Officer, Director
Josh Claman	52	President
Ross G. Landsbaum	51	Chief Financial Officer
Adam F. Wergeles	48	Chief Legal Officer, Secretary
Kris Barton	38	Chief Product Officer
Daniel Della Flora	51	Chief Accounting Officer

Sharon Rowlands has served as our Chief Executive Officer and as a member of our Board since April 2014. For additional information regarding Ms. Rowlands, see “Proposal 1—Election of Directors—Director Biographical Information—Directors Continuing in Office until the 2016 Annual Meeting of Stockholders.”

Josh Claman has served as our President since November 2013. Prior to that, Mr. Claman served as our Chief Revenue Officer since August 2012. Prior to joining ReachLocal, he spent 10 years at Dell where he served in several executive sales and general management roles. From 2010 to 2012, Mr. Claman was Dell’s Vice President and General Manager of Public and Large Enterprise Business in the Americas, and from 2008 to 2010, was Dell’s Vice President Public Sector, Dell EMEA. Prior to Dell, he held several senior executive positions at NCR. Mr. Claman attended the Advanced Management Program at Oxford University, and received his Master of Business Administration from University of South Carolina and Bachelor of Arts from University of Illinois at Urbana-Champaign.

Ross G. Landsbaum has served as our Chief Financial Officer since June 2008. Prior to joining us, Mr. Landsbaum held various executive positions at MacAndrews and Forbes’ Panavision, a service provider to the motion picture and television industries, including Chief Financial Officer from 2005 to 2007 and Chief Operating Officer in 2007. Prior to Panavision, Mr. Landsbaum served as Executive Vice President, Finance and Operations and Chief Financial Officer for Miramax Films, the art-house and independent film division of The Walt Disney Company, from 2001 to 2005. Prior to that, he served in various capacities, including as the Chief Financial Officer at Spelling Entertainment Group, a diversified entertainment concern, and in various capacities at Arthur Andersen. Mr. Landsbaum holds a Master of Accounting and a Bachelor of Science in Accounting from the University of Southern California.

Adam F. Wergeles has served as our Chief Legal Officer since March 2013 as our Secretary since December 2007. Previously, Mr. Wergeles served as our General Counsel from 2007 to 2013. From 2003 to 2007, Mr. Wergeles served as Chief Legal Officer for Connexus Corporation, an online media company. Before Connexus Corporation, Mr. Wergeles served as Vice President, Operations for Kaplan’s Concord Law School, a provider of online legal education, from 2001 to 2003. From 1999 to 2001, Mr. Wergeles served as General Counsel and Corporate Secretary for Quisic Corporation, an e-learning company. Mr. Wergeles holds a Juris Doctor degree from the University of Southern California Law School and a Bachelor of Arts from Hamilton College.

Kris Barton has served as ReachLocal’s Chief Product Officer since February 2012. Previously, he was Chief Operating Officer of multimedia software and platform company Nero AG from 2010 to 2012. Since starting at Nero in 2006, Barton also held the title of Executive Vice President of Global Products, overseeing all product development. Prior to Nero, Barton served in multiple management roles at Microsoft Corporation from 2001 to 2006, overseeing the product development efforts for the MSN online properties including MSN.com and MSN network channels. Barton has also held product positions at Omniture and Novell Corporation. He holds a Bachelor of Arts in business administration and marketing communications from Brigham Young University.

Daniel Della Flora has served as ReachLocal’s Chief Accounting Officer since September 2013. Prior to joining ReachLocal, Mr. Della Flora held various executive positions at Powerwave Technologies, Inc., a global manufacturer and supplier for wireless communications networks, most recently as Acting Chief Financial Officer from April 2013 to August 2013, and as Vice President, Finance and Chief Accounting Officer from 2007 to April 2013. From 2003 to 2007, Mr. Della Flora served as the Vice President, Corporate Controller and Chief Accounting Officer of Newport Corporation, a global manufacturer and supplier of advanced technology products and systems. Prior to Newport, Mr. Della Flora held various positions at companies including ePolicy Solutions, Inc., Kinko’s, Inc., HomeBase, Inc., AST Research, Inc., General Dynamics, and Deloitte and Touche LLP. He holds a Master of Business Administration in Finance from San Diego State University and a Bachelor of Science in Finance from the University of Arizona, and is a Certified Public Accountant licensed in California.

report of the compensation committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act or the Exchange Act.

The compensation committee of the Board has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee of the Board

Robert Dykes (Chair)

James Geiger

Alan Salzman

compensation discussion and analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. The “named executive officers” for 2013 include David Carlick, former Interim Chief Executive Officer and Chairman of the Board; Zorik Gordon, former Chief Executive Officer and director; Ross G. Landsbaum, Chief Financial Officer; Joshua Claman, President; Nathan Hanks, former President and director; Kris Barton, Chief Product Officer; and Daniel Della Flora, Chief Accounting Officer. Messrs. Gordon and Hanks resigned in August and November 2013, respectively, and Mr. Carlick resumed his role as non-executive Chairman in April 2014.

Executive Summary

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our corporate objectives and stockholder interests. It is our philosophy to provide a competitive total compensation package that enables our named executive officers, as well as our other employees, to share our success when our objectives are met.

Pay for Performance

Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes annual performance-based bonuses and long-term equity-based compensation, historically, primarily in the form of stock options. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. For 2013, on average, approximately 55% of our named executive officers’ potential compensation initially came from variable, performance-based pay consisting of performance-based bonuses (both formulaic and discretionary), incentive stock option awards and performance-vesting restricted stock awards. Non-variable pay includes base salaries, non-performance-vesting restricted stock awards and other perquisites and benefits. The chart below shows the mix between potential variable performance-based pay and non-variable pay for our named executive officers in 2013, prior to the issuance of the Retention Awards and amendment of the Performance Awards, each as described below.

As described in more detail below, in connection with the changing of our leadership, in November 2013, the compensation committee implemented a retention program intended to ensure that the key personnel needed to manage the company during the transitional period remained with the company. This retention program had two components: the grant of time-based vesting restricted stock awards (the Retention Awards) and the amendment of the performance-vesting restricted stock awards (the Performance Awards) to provide time-based vesting as well. After implementation of the retention program, on average, approximately 38% of our named executive officers’ potential compensation came from variable, performance-based pay consisting of performance-based bonuses (both formulaic and discretionary), incentive stock option awards and performance-vesting restricted stock awards. The chart below shows the mix between potential variable performance-based pay and non-variable pay for our named executive officers in 2013, after the issuance of the Retention Awards and amendment of the Performance Awards.

Annual Cash Bonus Plan

For 2013, the compensation committee adopted the 2013 Executive Bonus Plan that included both a formulaic component and a discretionary component. This discretionary element gave the compensation committee greater flexibility to consider other performance aspects, such as individual performance, execution against strategic initiatives and overall performance of our company as compared to new and existing competitors in determining annual bonus payouts.

As is more fully discussed under “Elements of Compensation—Cash Bonuses” below, the 2013 Executive Bonus Plan, or the bonus plan, established a target bonus pool, which was divided into three component target bonus pools: (i) 25% of the total bonus pool was tied to achievement of certain revenue objectives, (ii) 25% of the total bonus pool was tied to achievement of certain adjusted EBITDA (AEBITDA) objectives, and (iii) 50% of the total bonus pool was left to the discretion of the compensation committee (for information regarding our definition of adjusted EBITDA, see “Determination of Compensation—Compensation Philosophy” below). The actual size of the revenue and AEBITDA bonus pools were subject to adjustment upwards or downwards by multiplying the applicable bonus pool by a multiplier, which was determined based on the company’s actual achievement against the applicable targets. The multiplier used to calculate each bonus pool was equal to the lower of the multiplier applied to the revenue pool and the multiplier applied to the AEBITDA pool. Although the revenue and AEBITDA bonus pools were determined independently, the compensation committee established this linkage to emphasize the importance of avoiding seeking either revenue growth or profitability at the expense of the other.

In 2013, neither the revenue target nor the AEBITDA target was met, and accordingly, no bonuses were paid from the revenue or AEBITDA bonus pools. In addition, in view of the overall performance of the company during 2013, the compensation committee declined to award the named executive officers any bonuses under the discretionary component of the bonus.

Mr. Carlick was not eligible to participate in the bonus plan.

Alignment with Stockholder Interests—Equity Awards

We believe that our equity compensation program supports a long-term performance orientation by aligning interests between our executives and our stockholders. In addition, equity compensation awards with multi-year vesting requirements are intended to serve as a retention tool. We therefore view equity compensation as an important component of our executive compensation program. We provide long-term incentive awards to executives primarily through grants of stock options and restricted stock awards. Equity-based awards represented between 39% and 82% of our named executive officers’ compensation opportunity for 2013.

Ordinary Course Equity Awards. We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. Although the compensation committee typically grants annual refresher grants, we have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management. During 2013, each named executive officer received a stock option grant in accordance with our past practices.

Stock Performance Awards and Retention Awards. During 2013, our compensation committee approved grants of performance-vesting restricted stock tied to achievement of a stock price target (the Performance Awards). The Performance Awards were designed to tie our named executive officers’ interests to those of our stockholders and to assist in retention by focusing on the achievement of pre-determined stock price targets over a three-year performance period

2013, however, was a year of transition from a management standpoint— the three remaining founders, Zorik Gordon, Chief Executive Officer; Nathan Hanks, President; and Michael Kline, President, Local Commerce and Chief Strategy Officer, all left the company by the end of 2013. As a consequence of these changes in management, in November 2013 the compensation committee adopted a retention program for key personnel including Messrs. Landsbaum, Claman, Barton and Della Flora. This retention program had two components. First, the company granted a restricted stock award on November 7, 2013, that vests in two equal tranches on November 7, 2014 and November 7, 2015, subject to the recipient’s continuous employment with the company through each vesting date (the Retention Awards). Second, in connection with this retention program, the Performance Awards granted to such employees in February 2013 were amended to provide that the Performance Awards would vest on the earlier of the Performance Award vesting schedule (assuming the performance goals are achieved) or in two equal tranches on November 7, 2014 and November 7, 2015. The compensation committee chose to amend the Performance Awards instead of increasing the size of the Retention Awards, to minimize both dilution and depletion of shares available under the 2008 Plan. The compensation committee implemented this retention program as it sought to ensure that the key personnel needed to manage the company during this transitional period remained with the company.

Good Governance and Best Practices

In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) our compensation committee is comprised solely of independent directors, (ii) our compensation committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings, and (iii) our compensation committee meets frequently so as to be certain that it remains current with the performance of our senior team and addresses compensation matters in a timely manner.

We also endeavor to structure our executive compensation program in a manner that reflects best practices, including the following:

●	Our compensation programs limit cash severance payments to not more than twelve months’ base salary upon a termination of employment without cause or for good reason;

●	We do not provide for the payment of excise tax gross-ups on severance or other change in control payments; and

●	We maintain compensation arrangements that provide only for “double trigger” (and not “single trigger”) cash severance provisions in connection with a change in control of the company.

We provide our stockholders with the opportunity to cast a triennial advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”). A substantial majority of the votes cast at our 2011 Annual Meeting, our most recent annual meeting at which a say-on-pay proposal was presented to our stockholders, voted in favor of our say-on-pay proposal. In evaluating our executive compensation program, the compensation committee considered the results of the say-on-pay proposal and other factors as discussed in this Compensation Discussion and Analysis. The compensation committee will consider the outcome of this year’s say-on-pay proposals when making future compensation decisions for our named executive officers. Following this year’s vote on the say-on-pay proposal at the annual meeting, we will provide our stockholders with the opportunity to next cast a say-on-pay vote at our 2017 Annual Meeting.

Determination of Compensation

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

Our compensation committee oversees our executive compensation program. Our Chief Executive Officer provides recommendations to our compensation committee with respect to salary adjustments, annual cash incentive bonus targets (if applicable), and awards and equity incentive awards for the named executive officers (excluding himself) and the other executive officers that report to him. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his or her recommendations, together with the market data provided by its independent compensation consultant regarding executive compensation for our executive officers (excluding him). Our policy has been that our compensation committee considers these recommendations in determining the compensation of the Chief Executive Officer and our other senior officers, and has the ability to increase or decrease amounts of compensation payable to our executive officers pursuant to those recommendations. In September 2013 upon becoming Interim Chief Executive Officer, David Carlick resigned as chair of the compensation committee. Shortly thereafter, Robert Dykes joined the committee and was appointed chair.

Competitive Market Data and Use of Compensation Consultants

Commencing in 2010, our compensation committee retained Frederic W. Cook & Co., or Cook, to advise on executive compensation matters. For 2013, the compensation committee again retained Cook, who compiled a peer group of companies against which to assess the three key components comprising our named executive officers’ compensation: base salary, cash bonus and equity incentives. The peer group consisted of the following 17 publicly-traded Internet and distribution companies:

Active Network	Dealer Track	ValueClick
Angies List	Kenexa	Vistaprint
Boingo Wireless	Marchex	Web.com Group
cBeyond	OpenTable	Web MD Group
Com.Score	QuinStreet	Yelp
Constant Contact	Shutterfly

This peer group represented a fairly significant change in the peer group used in 2012 as the compensation committee worked closely with management and Cook to ensure that our peer group closely reflected our business operations and financial profile. The compensation committee removed the following five companies: Concur Technologies, Liquidity Services, and NetSuite due to substantial differences in their business models, and SuccessFactors and Taleo due to acquisition in 2012 (meaning that compensation data was no longer publicly available). The compensation committee added the following seven companies that have business models which are more similar to the company’s business model: Active Network, Angie’s List, Boingo Wireless, Cbeyond, Web.com Group, WebMD Group and Yelp. The company’s revenues are between the median and 75th percentile of the 2013 peer group and the company’s market capitalization is at approximately the 25th percentile of the 2013 peer group.

For 2013, our compensation committee considered peer group data, but only as one element of the compensation committee’s overall consideration of the appropriate compensation levels. Our compensation committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in this peer group. Although our compensation committee considered Cook’s peer group analysis in considering our executive compensation program in 2013, our compensation committee ultimately made their own decisions about these matters, based on the peer group analysis and their own business experience and judgment.

For the 2014 peer group, the compensation committee only removed Kenexa due to its acquisition by IBM in December 2012 (meaning that compensation data was no longer publicly available). The company’s revenues approximate the 75th percentile of the 2014 peer group and the company’s market capitalization is below the 25th percentile of the 2014 peer group.

Cook performs services solely on behalf of the compensation committee and, except as it may relate to the performance of such services, did not provide any other services to the company or company management in 2013. Cook provided the following services to the compensation committee in 2013: development of an applicable peer group, providing comparative data regarding compensation levels and practice, and assistance with the design of our incentive programs. Our compensation committee has assessed the independence of Cook pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Cook from independently representing the compensation committee.

Compensation Philosophy

Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance while ensuring that the interests of the management team are aligned both internally, and with our strategic plan and the interests of our stockholders. Our executive compensation philosophy also recognizes that key and core to our success is our ability to rapidly expand the size and breadth of our direct sales force throughout the United States and overseas to create competitive barriers to entry. In that regard, a primary focus of our compensation program has been to incentivize and reward growth in revenue and adjusted EBITDA. We define adjusted EBITDA, or AEBITDA as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, the effects of accounting for business combinations (including any impairment of acquired intangibles and, in the case of the acquisition of SMB:LIVE, the deferred cash consideration), and amounts included in other non-operating income or expense.

Compensation for our named executive officers in 2013 consisted of the elements identified in the following table:

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees

Annual incentive cash compensation (bonuses)

To focus employees on corporate and individual objectives and link compensation opportunities for our named executive officers (and employees generally) to achievement of key business and individual objectives

Equity incentive compensation	To incentivize and reward increases in stockholder value and to emphasize and reinforce our focus on team success and to assist with the attraction and retention of key employees

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives. The compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as the length of time those executives have served our company.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base Salaries

Messrs. Gordon and Hanks were among the original five founders of our company, and accordingly, their compensation was initially established to reflect their positions as founding executives of a start-up company and evolved as we grew and new investors joined us. Mr. Carlick, the Chairman of our Board, served as Interim Chief Executive Officer from September 2013 to April 2014, with annual base compensation of $400,000, which was the same as the annual base compensation that Mr. Gordon had been paid during 2013. While serving as Interim Chief Executive Officer, Mr. Carlick was not eligible to participate in ReachLocal’s non-employee director compensation program in respect of his service as Chairman of the Board. Messrs. Landsbaum, Claman, Barton and Della Flora joined us in June 2008, July 2012, February 2012, and September 2013, respectively, and their initial base salaries were the result of an arms-length negotiation at that time.

Base salaries of our named executive officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each named executive officer is approved by our compensation committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

During January 2013, Mr. Hanks received an increase in his base salary to match the base salary of Mr. Gordon in light of his appointment as our President and their division of labor. Mr. Landsbaum received a 10% increase in his base salary in view of his performance and the fact that he had not received an increase in base salary since 2010. Mr. Barton received a 3% increase in his base salary, which was consistent with peer group practice.

The actual base salaries paid to all of our named executive officers during 2013 are set forth in the “Summary Compensation Table” below.

Cash Bonuses

2013 Executive Bonus Plan. In addition to base salaries, our executives are also eligible to receive annual cash bonuses. In 2013, the compensation committee both moved to standardize target bonus amounts amongst our executives and also approved increases in targets for certain of our executives. Previously, the target bonus had for certain executives been denominated in a dollar amount. However, as the result of a companywide compensation rationalization, the compensation committee agreed to denominate bonus targets as a percentage of base salary as follows:

Executive	2013 Target Bonus (as a % of Base Salary)	% Increase (Decrease) From 2012 Target Bonus (as a % of Base Salary)	2013 Target Bonus	% Increase (Decrease) From 2012 Target Bonus
Zorik Gordon	125%	(0.5%)	$500,000	(0.5)%
Ross G. Landsbaum	50%	3.0%	187,000	13.3%
Josh Claman	50%	--	200,000	--
Nathan Hanks	125%	23.4%	500,000	48.3%
Kris Barton	30%	20.0%	108,150	23.6%
Daniel Della Flora	30%	--	37,500 (1)	--

(1) Mr. Della Flora’s participation in the bonus pool was prorated based on his partial-year of service with us in 2013.

The increase in the bonus target for Mr. Hanks was attributable to the equalization of Mr. Gordon’s and Mr. Hanks’ overall compensation as discussed above, and the increases in the bonus targets for Messrs. Landsbaum and Barton was attributable both to the move to bonus targets denominated as a percentage of base salaries and increases intended to reflect their strong performance. Messrs. Claman’s and Della Flora’s targets were determined as part of the original negotiation of the terms of their employment. Mr. Carlick’s compensation, as Interim Chief Executive Officer, did not include a bonus opportunity.

In 2013 the compensation committee recommended, and the board of directors adopted, our 2013 Executive Bonus Plan, or the bonus plan, in which the named executive officers participated and had an opportunity to earn an annual bonus based on the target bonuses set forth above. The bonus plan consisted of both a formulaic component and a discretionary component. The formulaic part of the plan was comprised of two target bonus pools, one of which was based on achievement of an annual consolidated revenue objective, or Revenue Target, and the other of which was based on achievement of an annual AEBITDA objective, or AEBITDA Target. Each of the Revenue Target and the AEBITDA Target was derived from the 2013 operating plan adopted by our board of directors and we developed this component of our bonus plan, in cooperation with our compensation committee, to motivate achievement of the Revenue Target and the AEBITDA Target. Finally, the compensation committee also determined that it was beneficial for there to be a purely discretionary element to focus and motivate outstanding individual performance and achievement of strategic and/or non-financial goals that may not be directly reflected through achievement of revenue or AEBITDA targets.

The aggregate 2013 target bonus pool for all our senior executives was set at approximately $2.6 million, with achievement of the Revenue Target comprising 25% of the target amount, or the Revenue Pool, achievement of the AEBITDA Target comprising 25% of the target amount, or the AEBITDA Pool, and the discretionary component comprising the remaining 50% of the target amount, or the Discretionary Pool. Our compensation committee determined that this allocation was consistent with the corporate objectives of rewarding revenue and AEBITDA growth, while at the same time encouraging focus on individual performance.

The Revenue Targets for 2013 were set as follows:

% of Revenue Pool Payable	2013 Revenue Target
0	Below $542 million
50%	$542 million
100%	$553 million
125%	At or above $566 million

For amounts between $542 million and $566 million, the percentage of the Revenue Pool payable was prorated between 50% and 125% depending on actual achievement in 2013.

The AEBITDA Targets for 2013 were set as follows:

% of AEBITDA Pool Payable	2013 AEBITDA Target
0	Below $31 million
50%	$31 million
100%	$33 million
125%	At or above $39 million

For amounts between $31 million and $39 million, the percentage of the AEBITDA Pool payable was prorated between 50% and 125% depending on actual achievement in 2013. The Revenue and AEBITDA Targets set forth above are before giving effect to the treatment of ClubLocal as discontinued operations.

Our compensation committee also determined that the percentage-payable multiplier applicable to both pools would be the lower of the two (as determined based on actual 2013 performance). For instance, if the percentage payable for the Revenue Pool was 100% and the percentage payable for the AEBITDA Pool was 110%, the percentage payable for both pools would be 100%. The committee established this linkage to emphasize the importance of not seeking either revenue growth or profitability at the expense of the other. The Discretionary Pool would be payable based on our compensation committee’s assessment of the individual performance of the participating executives.

The following table sets forth the allocation of the target bonus pool for 2013 for participating named executive officers. Mr. Carlick, as Interim Chief Executive Officer, did not participate in the bonus plan and was not awarded a 2013 cash bonus.

Executive	Participation % of Total Pool
Zorik Gordon	19%
Ross G. Landsbaum	7%
Josh Claman	8%
Nathan Hanks	19%
Kris Barton	4%
Daniel Della Flora (1)	1%

(1)	Mr. Della Flora’s participation in the bonus pool was prorated based on his partial-year of service with us in 2013.

For 2013, we ended the year with revenue of $514.1 million and AEBITDA of $25.7 million (before giving effect to the treatment of ClubLocal as discontinued operations). Accordingly, neither target was met, and no bonuses were paid from such pools.

The compensation committee then considered whether to pay some or all of the 50% in the Discretionary Pool. The compensation committee decided to not pay any of the Discretionary Pool. While the compensation committee acknowledged the strong performance of the continuing named executive officers, the compensation committee concluded that the overall performance of the company in 2013 was unsatisfactory and, therefore, no bonuses to the section 16 officers were merited under the bonus plan.

2014 Executive Bonus Plan. For 2014, the compensation committee has approved a new bonus paradigm, with 50% tied to performance against AEBITDA objectives, and 50% tied to performance against revenue objectives. The compensation committee also reserved the right to grant other bonuses to the named executive officers as may be necessary for retention or other purposes.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants.

To reward and retain our named executive officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. We will also, from time to time, grant restricted stock to our named executive officers, which we believe incentivizes future growth, and also delivers value to these officers in excess of simple future appreciation. These awards are further intended to enable our executive officers to establish or augment meaningful equity stakes in the Company.

We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. Although the compensation committee typically grants annual refresher grants, we have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management. The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the Nasdaq on the grant date. Stock option awards typically vest over a four-year period as follows (subject to continued service through the applicable vesting date): 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the following 36 months. The restrictions pertaining to the restricted stock grants generally lapse with respect to 25% of the shares on the first anniversary of the grant date, and lapse with respect to 1/12th of the shares on each three month anniversary of the grant date thereafter, subject to continued service. We believe these vesting schedules appropriately encourage continued service with the company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In February 2013, the compensation committee also granted Performance Awards to the named executive officers (other than Messrs. Carlick and Della Flora), which were later amended in November 2013. The restrictions on the shares were originally scheduled to lapse based on achievement of a stock price target, as well as continued service, as follows: if the stock price target was first achieved in 2013, 100% of the shares would have vested in 1/3 increments on the first, second and third anniversaries of the February 14, 2013 grant date; if the stock price target was first achieved during 2014, 20% of the shares would have been forfeited and the remaining 80% of the shares would have vested 2/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and if the stock price target was first achieved during 2015, 60% of the shares would have been forfeited and the remaining 40% of the shares would have vested on the third anniversary of the grant date. If the stock price target was not achieved by December 31, 2015, all shares would have been forfeited. The stock price target was not achieved in 2013.

After the departure of our Chief Executive Officer in August 2013, the compensation committee determined it prudent to amend the terms of the Performance Awards and grant special, one-time restricted stock awards (the Retention Awards) to key personnel as retention inducements. The Retention Awards granted to Messrs. Landsbaum, Claman, Barton and Della Flora are scheduled to vest in two equal tranches on November 7, 2014 and November 7, 2015, subject to the recipient’s continuous employment with the company through each vesting date. The Performance Awards granted to Messrs. Landsbaum, Claman and Barton were amended to include the same time based vesting schedule as the Retention Awards, such that even if the applicable performance goals were not achieved, these awards would vest over the same two-year period. In addition, if the performance goals were achieved and such achievement would cause the Performance Awards to vest earlier than the Retention Awards, the Performance Awards would vest on such earlier date(s). The compensation committee implemented this retention program as it sought to ensure that the key personnel needed to manage the company during this transitional period remained in with the company. The Performance Awards granted to Messrs. Gordon and Hanks were not amended, as they departed from our company prior to the November 2013 amendments.

In November 2013, in light of Mr. Carlick’s agreement to serve as Interim Chief Executive Officer, Mr. Carlick was awarded a one-time restricted stock grant of 50,000 shares. The restrictions on this award will lapse on the one-year anniversary of the grant, subject to Mr. Carlick’s continued service with the Company as a director, employee or consultant.

During 2013, we made the following grants of stock options and restricted stock to our named executive officers. The options and restricted stock vest in accordance with the vesting schedules described above.

Executive	2013 Stock Option Grants (# of Shares)	2013 Performance-Vesting Restricted Stock Grants (# of Shares) (1)	2013 Time-Based Vesting Restricted Stock Grants (# of Shares) (2)
David Carlick	19,360 (3)	--	50,000
Zorik Gordon	46,660	54,475	--
Ross G. Landsbaum	20,590	24,038	25,829
Nathan Hanks	46,660	54,475	--
Josh Claman	20,590	24,038	29,925
Kris Barton	14,880	17,363	18,687
Daniel Della Flora	50,000	--	30,000

(1)

Represents Performance Awards. The Performance Awards granted to Messrs. Landsbaum, Claman and Barton were subsequently amended to provide for vesting upon the earlier of the Performance Award vesting schedule (assuming the performance goals are achieved) or pursuant to a time-based vesting schedule.

(2)	Other than with respect to Mr. Carlick, represents Retention Awards.

(3)

This award was made prior to Mr. Carlick’s appointment as Interim Chief Executive Officer under our non-executive director compensation program. Mr. Carlick was not eligible to participate in our non-executive director compensation program while he served as an officer of our company.

The foregoing equity awards granted to our named executive officers for the 2013 fiscal year are also set forth in the “Grants of Plan-Based Awards Table.”

Equity-based awards held by our named executive officers are also subject to accelerated vesting in the event of certain terminations of the named executive officer or a change in control. For more information, see “Severance and Change in Control Benefits” below. We do not currently have any formal stock ownership requirements for our named executive officers.

Severance and Change in Control Benefits

Change in Control and Severance Policy for Senior Management

We maintain a Change in Control and Severance Policy for Senior Management, which our board of directors adopted because it believes that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. The Change in Control and Severance Policy was adopted, and is maintained, to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. The Change in Control and Severance Policy provides that “Group A Participants” receive 12 months of benefits and “Group B Participants” receive six months of benefits. In the event of a change in control or a qualifying termination, an eligible participant in the policy may be entitled to receive salary continuation payments, equity award acceleration and certain other benefits as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below. Payments under the policy are subject to the participant delivering an effective general release of claims in a form acceptable to us.

In 2013, as part of the equalization of the compensation for Messrs. Gordon and Hanks, Mr. Hanks joined Mr. Gordon as a Group A Participant in the Change in Control and Severance Policy. Messrs. Landsbaum, Claman, Barton and Della Flora are each eligible to participate in this policy and are Group B Participants, and Mr. Carlick does not participate in this policy.

Employment Letters

As more fully described below in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters,” Mr. Hanks’ employment letter provided for certain payments and benefits upon a qualifying termination or a change in control, including salary continuation and the acceleration of certain unvested equity awards.

Retention Awards

The Retention Awards and, after amendment, the Performance Awards, granted to named executive officers are each subject to immediate acceleration in full in the event the holder is terminated by us other than for “cause” or resigns for “good reason.”

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,500 in 2013, and to have the amount of this reduction contributed to our 401(k) plan.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans. For employees generally, we bear some portion of the premium costs for such plans and the employee bears some of the premium costs. For Mr. Landsbaum, however, we bear all of the premium costs. The incremental cost to our company related to bearing such costs for our named executive officers for 2013 is reflected under “All Other Compensation” in the “Summary Compensation Table” below. We do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.

Entrance into Separation Agreements with Former Chief Executive Officer and Former President, and Employment Letter with New Chief Executive Officer

On September 4, 2013, and November 1, 2013, we entered into Separation Agreements with Messrs. Gordon and Hanks, respectively. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Letters” below.

On March 31, 2014, we entered into an employment letter with Ms. Rowlands, pursuant to which she serves as our Chief Executive Officer. For additional information, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Letter Entered into with New Chief Executive Officer” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its named executive officers, other than its Chief Financial Officer, unless compensation is performance-based. Where reasonably practicable and to the extent that the Code Section 162(m) deduction disallowance becomes applicable to our company, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
David Carlick	2013	216,696	(3)	--	150,121	649,000		--	--		1,015,817
Former Interim Chief Executive Officer, Chairman of the Board

Zorik Gordon	2013	265,205		--	279,974	300,702	(4)	--	857,139	(5)	1,703,020
Former Chief Executive Officer	2012	400,000		251,320	390,000	102,180		242,273	7,169		1,392,942
	2011	400,000		100,528	2,267,300	--		--	6,697		2,774,525

Ross G. Landsbaum	2013	374,000		--	123,546	647,274		--	8,305	(6)	1,153,125
Chief Financial Officer	2012	340,000		82,500	195,000	51,090		79,530	7,169		755,289
	2011	340,000		24,700	680,190	--		--	6,697		1,051,587

Josh Claman	2013	400,000		--	123,546	692,262		--	--		1,215,808
Chief Revenue Officer	2012	183,333		45,834	919,150	238,600		44,184	--		1,431,101

Nathan Hanks	2013	382,466		--	279,974	300,702	(4)	--	607,569	(7)	1,570,711
Former President	2012	333,000		268,625	240,000	62,880		162,555	6,955		1,074,015
	2011	333,000		67,450	1,133,650	--		--	6,517		1,540,617

Kris Barton	2013	360,500		--	89,284	467,929		--	--		917,713
Chief Technology Officer

Daniel Della Flora	2013	109,230	(8)	--	326,270	389,400		--	12,280	(9)	837,180
Chief Accounting Officer

(1)

Amounts represent the full grant date fair value of stock options granted during 2011, 2012 and 2013 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 10 to our financial statements included in our Form 10-K filed March 4, 2014.

(2)

Amounts represent the full grant date fair value of restricted stock awards granted during the relevant fiscal year, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Form 10-K, filed on March 5, 2014.

(3)

Amount includes cash retainer fees in respect of Board service for the period from January 2013 through August 2013 pursuant to our non-employee director compensation program and salary in respect of service as our Interim Chief Executive Officer from September 2013 through December 2013. Mr. Carlick’s annual base salary as our Interim Chief Executive Officer was equal to $400,000.

(4)	The value as of the grant date of the Performance Awards granted to Messrs. Gordon and Hanks, assuming the highest level of performance conditions were achieved, was $707,086, each.

(5)

Amount includes $134,795 of salary continuation payments, $714,039 of fair value attributable to equity-award acceleration and extension of time to exercise stock options, and $8,305 of health and welfare plan premium costs.

(6)	Amount represents health and welfare plan premium costs.

(7)

Amount includes $17,534 of salary continuation payments, $581,995 of fair value attributable to equity-award acceleration and extension of time to exercise stock options, and $8,040 of health and welfare plan premium costs.

(8)	Amount represents Mr. Della Flora’s base salary for the partial-year of service with us in 2013. For 2013, Mr. Della Flora’s annual base salary was equal to $300,000.

(9)	Amount represents relocation expenses.

Grants of Plan-Based Awards in 2013

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2013:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)	Securities Underlying Options (#)	Option Awards Per Share ($)	and Option Awards ($)
David Carlick	5/22/2013							--	19,360	14.61	150,121	(3)
	11/7/2013							50,000	--	--	649,000	(4)
		--	--	--

Zorik Gordon	2/14/2013							--	46,660	12.98	279,974	(3)
	2/14/2013				21,790	43,580	54,475	--	--	--	300,702	(4)
		187,500	250,000	312,500

Ross G. Landsbaum	2/14/2013							--	20,590	12.98	123,546	(3)
	2/14/2013				--	--	--	24,038	--	--	312,013	(5)
	11/7/2013							25,829	--	--	335,260	(4)
		70,125	93,500	116,875

Josh Claman	2/14/2013							--	20,590	12.98	123,546	(3)
	2/14/2013				--	--	--	24,038	--	--	312,013	(5)
	11/7/2013							29,295	--	--	380,249	(4)
		75,000	100,000	125,000

Nathan Hanks	2/14/2013							--	46,660	12.98	279,974	(3)
	2/14/2013				21,790	43,580	54,475	--	--	--	300,702	(4)
		187,500	250,000	312,500

Kris Barton	2/14/2013							--	14,880	12.98	89,284	(3)
	2/14/2013				--	--	--	17,363	--	--	225,372	(5)
	11/7/2013							18,687	--	--	242,557	(4)
		40,556	54,075	67,594

Daniel Della Flora	11/7/2013							--	50,000	12.98	326,270	(3)
	11/7/2013							30,000	--	--	389,400	(4)
		14,063	18,750	23,438

(1)

Amounts shown in these columns represent each named executive officer’s non-discretionary incentive bonus opportunity under our 2013 Executive Bonus Plan, other than Mr. Carlick, who did not participate in the plan. The “Target” amount represents the named executive officer’s target bonus if the performance goals under the 2013 Executive Bonus Plan were achieved at the target levels, and the “Threshold” and “Maximum” amounts represents the named executive officer’s minimum and maxim bonuses, respectively, if the performance goals under the 2013 Executive Bonus Plan were achieved at the minimum 75% levels or the maximum 125% levels. Mr. Della Fora’s non-discretionary incentive bonus opportunity was prorated based on his midyear hire date.

(2)

Represents the Performance Awards granted to Messrs. Gordon and Hanks in 2013. The amounts reported in the “Threshold, “Target” and “Maximum” columns represent the total number of performance-vesting restricted shares eligible to vest based on whether the stock price target was achieved in calendar year 2015, 2014 or 2013, respectively. We did not achieve the stock price target in 2013, and therefore the maximum number of performance shares in which Messrs. Gordon and Hanks each could have vested if they remained with the company was 43,580. If the stock price target is not achieved by December 31, 2015, all shares will be forfeited.

(3)

Amount represents the full grant date fair value of the stock option calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 10 to our financial statements included in our Form 10-K filed March 5, 2014.

(4)

Amount represents the full grant date fair value of the restricted stock award, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Form 10-K filed on March 5, 2014.

(5)

Amount represents the full grant date fair value of the restricted stock award after amendment on November 7, 2013 to add time-based vesting criteria, calculated in accordance with ASC Topic 718. The value as of the grant date of these awards was $132,690, $132,690 and $95,844, for Messrs. Landsbaum, Claman and Barton, respectively. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Form 10-K filed on March 5, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letters

We have entered into employment letters with each of our named executive officers. The principal elements of these employment letters are summarized below.

Zorik Gordon

In May 2004, we entered into, and in February 2010 amended, an employment letter with Mr. Gordon, pursuant to which Mr. Gordon served as our Chief Executive Officer until August 2013. Under his amended employment letter, Mr. Gordon’s annual base salary effective on January 1, 2010 was $400,000. The amended employment letter provided that Mr. Gordon was eligible to participate in all pension and welfare benefit plans that our company made available to our senior executives from time to time. Mr. Gordon’s amended employment letter also provided that he was eligible to participate in our Change in Control and Severance Policy as a Group A Participant.

On September 4, 2013, we entered into a Separation Agreement with Mr. Gordon, our Chief Executive Officer and a director, in connection with his resignation (the “Gordon Separation Agreement”). Pursuant to the Gordon Separation Agreement, Mr. Gordon is receiving the following benefits: (i) continuation payments of his annual base salary of $400,000 for 12 months; (ii) 12 months of continued health benefits; (iii) immediate acceleration of all unvested equity awards that would have vested during the 12-month period following August 30, 2013, except for the performance-vesting restricted stock award granted to Mr. Gordon in February 2013, which remains eligible to vest on a pro-rated basis pursuant to its terms and the Separation Agreement; (iv) a period of 270 days from August 30, 2013 to exercise any vested stock options (including those subject to acceleration); and (v) eligibility to receive a pro-rated bonus for 2013, calculated commensurately with the 2013 bonuses of other named executive officers. Since none of the named executive officers received a 2013 bonus, Mr. Gordon was also not paid a bonus.

Ross G. Landsbaum

In May 2008 we entered into an employment letter with Mr. Landsbaum, effective June 2008, pursuant to which Mr. Landsbaum serves as our Chief Financial Officer. The employment letter provides that Mr. Landsbaum will report to our Chief Executive Officer and that all of our finance-related employees will report directly or indirectly to him. Under the employment letter, Mr. Landsbaum is entitled to receive an annual base salary of $300,000, which is subject to review on an annual basis and which was raised to $385,220 effective as of January 1, 2014. The employment letter also provides that Mr. Landsbaum is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Landsbaum is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. Pursuant to the employment letter, we paid Mr. Landsbaum $12,500 to reimburse him for reasonable attorney’s fees incurred in connection with the negotiation of his employment letter. The employment letter also provides Mr. Landsbaum with certain indemnification rights in connection with his services as a director, officer or employee of our company.

Mr. Landsbaum’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Josh Claman

In May 2012 we entered into an employment letter with Mr. Claman, effective July 2012, pursuant to which Mr. Claman served as our Chief Revenue Officer. In November 2013, Mr. Claman was appointed President. Under the employment letter, Mr. Claman is entitled to receive an annual base salary of $400,000 per year, which is subject to review on an annual basis and which was raised to $440,000 effective as of January 1, 2014. The employment letter also provides that Mr. Claman is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Claman is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

In connection with the execution of the employment letter, Mr. Claman was granted: (i) an option to purchase 125,000 shares of our common stock at an exercise price equal to $11.93, which vests 25% on August 2, 2013 and in equal monthly installments over the three years thereafter; (ii) 20,000 restricted shares of our common stock whose restrictions lapse 25% on August 2, 2013 and in equal quarterly installments over the three years thereafter; and (iii) an option to purchase 30,000 shares of our common stock at an exercise price equal to $11.93, which vests upon the company’s common stock achieving an average closing price on the NASDAQ greater than or equal to $35 per share for 20 consecutive trading days after August 2, 2013, in each case subject to his continued employment through the applicable vesting date.

Mr. Claman’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Nathan Hanks

In April 2005 we entered into an employment letter with Mr. Hanks, which was amended and restated effective as of May 6, 2009 and further amended in February 2010. Mr. Hanks served as our President until November 2013.

Under the amended and restated employment letter, Mr. Hanks’ annual base salary was $333,000 effective January 1, 2010, which was raised to $400,000 effective January 1, 2013. The amended and restated employment letter further provided that Mr. Hanks was eligible to participate in any short- or long-term bonus or incentive plan that may be established from time to time by ReachLocal for its senior executives.

In connection with the May 2009 execution of the amended and restated employment letter, Mr. Hanks was granted a non-qualified stock option to purchase 220,000 shares of our common stock at an exercise price equal to $10.91 per share. Under the employment letter, the stock option vested as follows: (i) 25% on March 1, 2010, and (ii) the remaining 75% in equal monthly installments over the three years thereafter, subject to his continued employment with ReachLocal through vesting.

Under the amended employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, Mr. Hanks’ stock option granted in connection with the execution of the amended and restated employment letter would have, immediately prior to the occurrence of the change in control, vested and become exercisable with respect to 25% of the then-remaining outstanding unvested shares. The remaining shares would have continued to vest, if at all, to the extent provided in the option agreement.

Mr. Hanks was also eligible to participate in our Change in Control and Severance Policy as a Group A Participant.

On November 1, 2013, we entered into a Separation Agreement with Mr. Hanks, our President and a director (the “Hanks Separation Agreement”). Pursuant to the Hanks Separation Agreement, Mr. Hanks resigned as President and as a board member effective on November 1, 2013, but remained employed as a Senior Adviser to ReachLocal’s Interim Chief Executive Officer through December 15, 2013. Beginning on December 15, 2013, Mr. Hanks began receiving the following benefits: (i) continuation payments of his annual base salary of $400,000 for 12 months; (ii) 12 months of continued health benefits; (iii) immediate acceleration of all unvested equity awards that would have vested during the 12-month period following December 15, 2013, except for the performance-vesting restricted stock award granted to Mr. Hanks in February 2013, which will remain eligible to vest on a pro-rated basis pursuant to its terms and the Separation Agreement; (iv) a period of 270 days from December 15, 2013 to exercise any vested stock options (including those subject to acceleration), except for the stock option granted to him on June 25, 2007, which will expire in accordance with its terms; and (v) eligibility to receive a pro-rated bonus for 2013, calculated commensurately with the 2013 bonuses of other named executive officers. Since none of the named executive officers received a 2013 bonus, Mr. Hanks was also not paid a bonus.

Kris Barton

In January 2012 we entered into an employment letter with Mr. Barton, pursuant to which Mr. Barton serves as our Chief Product Officer. Under the employment letter, Mr. Barton is entitled to receive an annual base salary of $350,000, which is subject to review on an annual basis and which was raised to $371,315 effective as of January 1, 2014. The employment letter also provides that Mr. Barton is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Barton is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

In connection with the execution of the employment letter, Mr. Barton was granted (i) an option to purchase 80,000 shares of our common stock at an exercise price equal to $9.42, which vests 25% on May 3, 2013, and in equal monthly installments over the three years thereafter, and (ii) restricted shares which vest 25% on May 3, 2013, and in equal quarterly installments over the three years thereafter.

Mr. Barton’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Daniel Della Flora

In June 2013 we entered into an employment letter with Mr. Della Flora, which was later amended in July 2013, pursuant to which Mr. Della Flora serves as our Chief Accounting Officer. Under the employment letter, Mr. Della Flora is entitled to receive an annual base salary of $300,000 per year. The employment letter also provides that Mr. Della Flora is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Della Flora is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

In connection with the execution of the employment letter, Mr. Della Flora was granted an option to purchase 50,000 shares of our common stock at an exercise price equal to $12.98, which vests 25% on November 7, 2014, and in equal monthly installments over the three years thereafter.

Mr. Della Flora’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Employment Letter Entered into with New Chief Executive Officer

In March 2014 we entered into an employment letter with Ms. Rowlands, pursuant to which she serves as our Chief Executive Officer. Under the employment letter, Ms. Rowlands is entitled to receive an annual base salary of $500,000 per year. The employment letter also provides that Ms. Rowlands is eligible to participate in a bonus plan based on metrics that will be determined by the compensation committee. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During her employment, Ms. Rowlands is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. In addition, the employment letter provides that Ms. Rowlands is entitled to be reimbursed up to (i) $50,000 for reasonable expenses incurred by Ms. Rowlands with respect to her commuting and relocation to the Los Angeles, California greater metropolitan area and (ii) $10,000 per month (and any related gross-up payment to cover associated taxes) for temporary living expenses through August 1, 2015.

In connection with the execution of the employment letter, Ms. Rowlands was granted: (i) an option to purchase 650,000 shares of ReachLocal’s common stock pursuant to ReachLocal’s Amended and Restated 2008 Stock Incentive Plan, and (ii) an option to purchase 200,000 shares of ReachLocal’s common stock as an “employment inducement” award granted to Ms. Rowlands as a material inducement to her entering into employment with the Company, pursuant to NASDAQ rules. Each option has an exercise price equal to $10.30, and vests 12.5% on October 1, 2014, 12.5% on April 1, 2015, and in equal monthly installments over the three years thereafter, subject to Ms. Rowlands’ continued employment through the applicable vesting date.

Under the employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, the stock options granted to Ms. Rowlands in connection with the execution of the employment letter will, immediately prior to the occurrence of the change in control, vested and become exercisable with respect to 100% of the then-remaining outstanding unvested shares. Ms. Rowlands’ employment letter also provides that she will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013:

	Option Awards							Stock Awards
Names	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
David Carlick	9/19/2008	9/19/2008	75,000	--	10.91	9/19/2015	(2)
	6/15/2011	6/15/2011	11,209	--	17.32	6/15/2018
	5/22/2012	5/22/2012	81,402	--	9.00	5/22/2019
	5/22/2013	5/22/2013	--	19,360	14.61	5/22/2020	(3)
	11/7/2013	11/7/2013						50,000	(4)	635,500

Zorik Gordon	9/19/2008	5/7/2008	420,000	--	10.91	5/27/2014
	5/20/2010	5/20/2010	200,000	--	13.00	5/27/2014	(5)
	2/17/2012	2/17/2012	32,487	--	7.86	5/27/2014	(5)
	6/25/2012	6/25/2012	74,712	--	13.00	5/27/2014	(5)
	2/14/2013	2/14/2013	17,497	--	12.98	5/27/2014	(5)				4,816	(5) (6)	61,206

Ross G. Landsbaum	9/19/2008	6/2/2008	272,489	--	10.91	9/18/2015	(2)
	5/20/2010	5/20/2010	71,666	8,334	13.00	5/19/2017	(7)
	2/17/2012	2/17/2012	1,084	28,167	7.86	2/16/2019	(7)	3,657	(8)	46,480
	6/25/2012	6/25/2012	15,517	25,862	13.00	6/24/2019	(9)
	2/14/2013	2/14/2013	--	20,590	12.98	2/14/2020	(7)	24,038	(10)	305,523
	11/7/2013	11/7/2013						25,829	(10)	328,287

Josh Claman	8/2/2012	8/2/2012	41,666	83,334	11.93	8/1/2019	(7)	20,000	(8)	254,200
	8/2/2012	8/2/2012	--	30,000	11.93	8/1/2019	(11)
	2/14/2013	2/14/2013	--	20,590	12.98	2/14/2020	(7)	24,038	(10)	305,523
	11/7/2013	11/7/2013						29,295	(10)	372,339

Nathan Hanks	6/25/2007	12/1/2006	--	--	1.03	3/14/2014
	2/1/2008	2/1/2008	100,000	--	9.23	9/11/2014	(12)
	9/19/2008	2/1/2009	140,000	--	10.91	9/11/2014	(12)
	4/23/2009	3/1/2009	220,000	--	10.91	9/11/2014	(12)
	5/20/2010	5/20/2010	100,000	--	13.00	9/11/2014	(12)
	2/17/2011	2/17/2011	93,749	--	22.46	9/11/2014	(12)
	2/17/2012	2/17/2012	16,000	--	7.86	9/11/2014	(12)
	2/14/2013	2/14/2013	21,385	--	12.98	9/11/2014	(12)				6,945	(6) (12)	88,268

Kris Barton	5/3/2012	5/3/2012	31,666	48,334	9.42	5/3/2019	(7)	6,250	(8)	79,438
	2/14/2013	2/14/2013	-	14,880	12.98	2/14/2020	(7)	17,363	(10)	220,684
	11/7/2013	11/7/2013						18,687	(10)	237,512

Daniel Della Flora	11/7/2013	11/7/2013	--	50,000	12.98	2/14/2020	(7)	30,000	(10)	381,300

(1)	Based on a market value of $12.71 per share, which was the closing price of our common stock on the NASDAQ on December 31, 2013.

(2)	On March 27, 2014, the expiration date of this stock option was extended three years.

(3)

This option was issued to Mr. Carlick in his capacity as a director and will vest in full upon the earlier of the first anniversary of the grant date and the date of the next annual meeting of stockholders.

(4)	These restricted shares are scheduled to vest, and the restrictions thereon will lapse, on the first anniversary of the vesting commencement date.

(5)

Pursuant to the Gordon Separation Agreement, on September 4, 2013 all unvested equity awards that would have vested during the 12-month period following August 30, 2013, other than the performance-vesting restricted stock award granted to Mr. Gordon February 14, 2013, were immediately vested. A pro-rata portion of the performance-vesting restricted stock award remains eligible to vest in accordance with its terms.

(6)

These restricted shares will vest, and the restrictions thereon will lapse, based on achievement of a stock price target as follows: if the stock price target was first achieved in 2013, 100% of the shares would have vested in 1/3 increments on the first, second and third anniversaries of the February 14, 2013 grant date; if the stock price target is first achieved during 2014, 20% of the shares will be forfeited and the remaining 80% of the shares will vest 2/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date; and if the stock price target is first achieved during 2015, 60% of the shares will be forfeited and the remaining 40% of the shares will vest on the third anniversary of the grant date. We did not achieve the stock price target in 2013, and if the stock price target is not achieved by December 31, 2015, all shares will be forfeited. The number of shares and the payout values reported represent the achievement of threshold performance, i.e., meeting the stock price target during 2015.

(7)

These options are scheduled to vest and become exercisable as to 25% of the option on the first anniversary of the vesting commencement date and as to the remaining 75% in monthly installments over the 36-month period thereafter.

(8)

These restricted shares will vest, and the restrictions thereon will lapse, as to 25% on the first anniversary of the vesting commencement date and as to the remaining 75% in quarterly installments over the 36-month period thereafter.

(9)

These options were issued in exchange for surrendered options pursuant to the stock option exchange we completed on June 25, 2012. These options are scheduled to vest and become exercisable as to 12.5% of the option on the six-month anniversary of the vesting start date and as to the remaining 87.5% in monthly installments over the 42-month period thereafter.

(10)	These restricted shares will vest, and the restrictions thereon will lapse, as to 50% of the total number of shares on the first and second anniversaries of the vesting commencement date.

(11)

These options will vest upon the company achieving an average closing price on the NASDAQ greater than or equal to $35 per share for 20 consecutive trading days after the first anniversary of the vesting commencement date.

(12)

Pursuant to the Hanks Separation Agreement, on December 15, 2013 all unvested equity awards that would have vested during the 12-month period following December 15, 2013, other than the performance-vesting restricted stock award granted to Mr. Hanks February 14, 2013, were immediately vested. A pro-rata portion of the performance-vesting restricted stock award remains eligible to vest in accordance with its terms.

2013 Option Exercises and Stock Vested

The following table summarizes stock option exercises by and vesting of stock applicable to our named executive officers during the year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David Carlick	--	--	--	--
Zorik Gordon	62,512	300,675	8,125	96,825
Ross G. Landsbaum	47,749	208,296	2,843	35,659
Josh Claman	--	--	--	--
Nathan Hanks	154,259	1,604,086	5,500	68,120
Kris Barton	--	--	3,750	58,231
Daniel Della Flora	--	--	--	--

(1)	Amounts are calculated by multiplying the number of shares acquired on exercise by the closing price of a share of our common stock on the exercise date, net of the respective exercise price.

(2)	Amounts are calculated by multiplying the number of shares acquired on vesting by the closing price of a share of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Policy for Senior Management

In 2008, our board of directors approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. Under the terms of this policy, eligible participants are entitled to the payments and benefits described below. A participant’s right to receive payments and benefits under the Change in Control and Severance Policy is conditioned upon his or her acknowledgement and agreement that any benefits provided under the policy are in lieu of, and not in addition to, any such benefits provided under the terms of his or her individual employment letter.

Change in Control. Upon a “change in control” (as defined in the Change in Control and Severance Policy), eligible participants are entitled to accelerated vesting, immediately prior to the change in control, of 25% of their then-unvested equity awards. Remaining unvested shares will continue to vest, if at all, to the extent provided in the terms of the original award.

Change in Control and Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” (each, as defined in the Change in Control and Severance Policy) within one year following a “change in control,” eligible participants are entitled to:

●	the payment of accrued salary and vacation;

●	immediate acceleration of all unvested equity compensation; and

●

continuation payments of the eligible participant’s then-current base salary for 12 months (Group A participants) or six months (Group B participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Group A participants) or six months (Group B participants) after the date of termination.

Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” at any time other than within the one-year period following a “change in control,” eligible participants are entitled to:

●	the payment of accrued salary and vacation;

●

immediate acceleration of unvested equity awards that would have vested during the 12-month period (Group A participants) or six-month period (Group B participants) immediately following the date of termination; and

●

continuation payments of the eligible participant’s then-current base salary for 12 months (Group A participants) or six months (Group B participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Group A participants) or six months (Group B participants) after the date of termination.

Messrs. Landsbaum, Claman, Barton and Della Flora participate in the Change in Control and Severance Policy as Group B participants. Messrs. Gordon and Hanks participated in the Change in Control and Severance Policy as Group A participants when they were employees. Mr. Carlick does not participate in the Change in Control and Severance Policy.

Retention Awards

The Retention Awards and, after amendment, the Performance Awards, granted to named executive officers are each subject to immediate acceleration in full in the event the holder is terminated by us other than for “cause” or resigns for “good reason.”

Interim Chief Executive Officer Award

The restricted shares granted Mr. Carlick in November 2013 are subject to immediate acceleration in full in the event of a “change in control” of the company.

Summary of Potential Payments

The following table summarizes the payments that would have been made to our named executive officers (other than Messrs. Gordon and Hanks) upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2013 or a “change in control” of our company occurred on December 31, 2013, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Termination Without Cause or With Good Reason (No Change in Control) ($)	Termination Without Cause or With Good Reason (Within One Year After Change in Control) ($)	Change in Control (No Termination) ($)
David Carlick
Cash Severance	--	--	--
Continued Health Benefits	--	--	--
Acceleration of Equity Awards (1)	--	--	635,500
Total	--	--	635,500

Ross G. Landsbaum
Cash Severance (2)	187,000	187,000	--
Continued Health Benefits (3)	10,691	10,691	--
Acceleration of Equity Awards (1)	675,668	816,900	204,225
Total	873,359	1,014,591	204,225

Josh Claman
Cash Severance (2)	200,000	200,000	--
Continued Health Benefits (3)	8,385	8,385	--
Acceleration of Equity Awards (1)	721,825	941,025	235,256
Total	930,210	1,149,410	235,256

Kris Barton
Cash Severance (2)	180,250	180,250	--
Continued Health Benefits (3)	9,258	9,258	--
Acceleration of Equity Awards (1)	506,983	696,652	174,163
Total	696,491	886,160	174,163

Daniel Della Flora
Cash Severance (2)	150,000	150,000	--
Continued Health Benefits (3)	9,390	9,390	--
Acceleration of Equity Awards (1)	381,300	381,300	95,325
Total	540,690	540,690	95,325

(1)

Represents the aggregate value of the named executive officer’s (i) accelerated stock options, which was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2013 ($12.71) and the per share exercise price of the accelerated option and (2) restricted stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2013 ($12.71).

(2)	Represents the aggregate amount of base salary continuation payments to the named executive officer for the applicable severance period (six months for each of the named executive officers).

(3)

Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2013) for the maximum period provided in the Change in Control and Severance Policy or employment agreement, as applicable (six months for the named executive officers).

Summary of Payments to Former CEO and President

The following table summarizes the payments that were or will be made to Messrs. Gordon and Hanks pursuant to the Gordon Separation Agreement and the Hanks Separation Agreement, respectively. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Separation Agreement ($)
Zorik Gordon
Salary Continuation Payments	400,000
Continued Health Benefits	17,232
Acceleration and Extension of Time to Vest of Equity Awards (1)	714,039
Total	1,131,271

Nathan Hanks
Salary Continuation Payments	400,000
Continued Health Benefits	20,752
Acceleration and Extension of Time to Vest of Equity Awards (1)	581,995
Total	1,002,747

(1)	Amount represents the fair value attributable to equity-award acceleration and extension of time to exercise stock options.

 2013 Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2013:

Name (1)	Fees Earned in Cash ($)		Option Awards ($) (2)	Total ($)
Robert Dykes	52,670	(3)	150,121	202,791
James Geiger	58,613		150,121	208,734
Habib Kairouz	43,242	(4)	150,121	193,363
Alan Salzman	50,000	(4)	150,121	200,121

(1)

Mr. Carlick, our Chairman and former Interim Chief Executive Officer, is not included in this table because all of the compensation paid to him during 2013 is reflected in the Summary Compensation Table.

(2)

Amounts represent the full grant date fair value of stock options granted during 2013 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 10 to our financial statements included in our Form 10-K filed March 5, 2014. As of December 31, 2013, Messrs. Dykes, Geiger, Kairouz and Salzman each held 136,971 unexercised stock options.

(3)

Pursuant to our Director Stock Plan, Mr. Dykes elected to receive his entire cash retainer fees in the form of deferred shares of our common stock having a value equal to the amount otherwise payable in cash.

(4)

Pursuant to our Director Stock Plan, Messrs. Salzman and Kairouz elected to receive their entire cash retainer fees in the form of fully-vested shares of our common stock having a value equal to the amount otherwise payable in cash.

Director Compensation

The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve as a member of our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation.

Cash Compensation. For 2013, our non-employee director compensation program which provided for the following amounts, paid quarterly (all amounts are additive):

Board Service
Annual retainer	$35,000
Non-Executive Chairperson	$65,000
Audit Committee
Committee member annual retainer	$10,000
Chairperson annual retainer	$15,000
Compensation Committee
Committee member annual retainer	$5,000
Chairperson annual retainer	$10,000
Nominating and Corporate Governance Committee
Committee member annual retainer	$2,500
Chairperson annual retainer	$7,500

Equity Compensation. Under the program, each non-employee director is entitled to receive an annual stock option award valued at $150,000 on the date of each annual meeting of stockholders. Annual option awards will vest on the earlier of the one-year anniversary of the grant date or the subsequent annual meeting, subject to continued service. In addition, in April 2014, our board of directors amended our non-employee director compensation program to include the automatic grant of an option to purchase 30,000 shares of our common stock on or about the date a non-employee director first becomes a member of our Board.

Non-employee directors are permitted to elect to receive some or all of their cash compensation in the form of shares of our common stock having an equal value. Participating directors may elect to receive such shares currently or on a deferred basis in accordance with the terms of the plan.

We pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with their attendance at board of directors and committee meetings and at other meetings to transact business of our company.

equity compensation plan information

The following table provides information as of December 31, 2013 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders (2)	7,890,000	(3)	11.44	(4)	484,540
Equity compensation plans not approved by stockholders	--		--		--
Total	7,890,000	(3)	11.44	(4)	484,540

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)

Consists of the Amended and Restated ReachLocal 2008 Stock Incentive Plan (the “2008 Plan”) and the ReachLocal 2004 Stock Plan (the “2004 Plan”). We terminated the 2004 Plan on June 6, 2008 in connection with the adoption of the 2008 Plan. No new awards may be granted under the 2004 Plan following its termination, but awards outstanding at the time of termination of the 2004 Plan remain outstanding in accordance with their terms.

(3)	Consists of 6,733,000 shares of common stock underlying outstanding options and 1,157,000 shares of common stock underlying outstanding restricted stock units.

(4)

Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 1,157,000 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest, without any cash consideration or other payment required for such shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Structure

Our bylaws provide that the number of directors which shall constitute the whole Board initially shall be seven, and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board. Between August and November 2013, our Board’s two executive members, Messrs. Gordon and Hanks each resigned. In April 2014, we appointed Sharon Rowlands as Chief Executive Officer and a member of the Board, and Edward Thompson as a member of the Board, and as a result, our Board currently consists of seven members.

The directors are divided into three classes. Each director serves a term of three years. At each annual meeting, the term of one class expires. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The nominees presented below, if elected, will serve as directors until the 2017 Annual Meeting and such director is succeeded by another qualified director, or until such director’s earlier death, resignation or removal from the Board. Each nominee listed below has given his consent to be named as a nominee for election and has indicated his intention to serve if he is elected. The Board does not anticipate that either nominee will not be able to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee, or elect to reduce the size of the Board.

The Nominees

The class of directors with a term expiring at this annual meeting consists of two directors—David Carlick and Edward Thompson. Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Messrs. Carlick and Thompson for re-election to the Board. If elected, Messrs. Carlick and Thompson would each serve a three-year term expiring at our 2017 Annual Meeting and when such director’s successor is duly elected and qualified or until his earlier death, resignation or removal. Biographical information on the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of April 17, 2014 regarding the nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships between the nominees and any of our directors or officers.

Name	Age	Position
David Carlick (3)	64	Director and Chairman, Director Nominee
Robert Dykes (1)	64	Director
James Geiger (1)(2)	55	Director
Habib Kairouz (2)(3)	47	Director
Sharon Rowlands	55	Director, Chief Executive Officer
Alan Salzman (1)(3)	60	Director
Edward Thompson (2)	75	Director, Director Nominee

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and corporate governance committee

Director Biographical Information

Nominees for Election at the 2014 Annual Meeting to Serve for a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

David Carlick has served on our Board since 2004 and has served as our Chairman since April 2012. Mr. Carlick also served as our Interim Chief Executive Officer from September 2013 to March 2014. Mr. Carlick currently serves as a Venture Partner with Rho Capital Partners, an investment and venture capital management company. From 1999 to 2008, he served in various positions at VantagePoint Venture Partners, most recently as Venture Partner. Prior thereto, Mr. Carlick held various positions with PowerAgent, an opt-in marketing and consumer privacy company, and Poppe Tyson, an advertising agency and interactive marketing firm. In 1995, while at Poppe Tyson, Mr. Carlick co-founded DoubleClick, which provides on-line marketing services. Mr. Carlick currently serves as a director and the Chairman of the Grocery Shopping Network, a private company that provides digital grocery advertising network, promotion and planning solutions; as a director of Effective Measure, a privately held company providing analytics and insight to advertisers and publishers on web traffic in the Southwest Asia, Middle East and North African markets; and as a director of NetSeer, a privately held company providing analytics and targeting for online advertising and media. He has previously served as a director of Intermix Media, a publicly held online advertising and direct marketing company; Ask Jeeves, a publicly held search engine company; and International Network Services, a publicly held company that provides network consulting services and business solutions. Mr. Carlick holds a Bachelor of Science degree in business with an accounting emphasis from San Jose State University. Our Board has concluded that Mr. Carlick should serve on the Board based on his experience in the online marketing and new media industries, his experience in finance, his general expertise in business and accounting, his financial literacy and his prior directorships with start-up companies.

Edward Thompson has served on our Board since April 2014. Mr. Thompson has served as a senior advisor to Fujitsu Limited, a leading information and communication technology company, and as a director of several Fujitsu subsidiaries or portfolio companies from 1995 to 2011. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation, an information technology corporation, including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a director and serves as the Chairman of the audit committee of Aviat Networks, Inc. (formerly Harris Stratex Networks), a publicly held provider of microwave networking solutions, and InnoPath Software Inc., a software company that provides mobile device management technology. Mr. Thompson is also a member of the Board of Directors of Shoretel, a publicly held provider of phone systems and unified communications systems, XBridge Systems, Inc., a mainframe DLP provider, and Glovia International Inc., a Fujitsu Limited owned provider of ERP solutions worldwide. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University. Our Board has concluded that Mr. Thompson should serve on the Board based on his corporate management experience and financial literacy.

The Board unanimously recommends that you vote “FOR” the election of David Carlick and Edward Thompson to serve as directors.

Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast, which means the nominee receiving the highest number of “for” votes, is sufficient to elect a director.  Abstentions will have no effect in determining which nominee received a plurality of votes cast, because approval of a percentage of shares present or outstanding is not required for this proposal. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares. Resulting broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

Directors Continuing in Office until the 2015 Annual Meeting of Stockholders

James Geiger has served on our Board since 2007. Mr. Geiger is the founder of Cbeyond, a public company that provides Voice over Internet Protocol-based managed services, and has served as its Chairman, President and Chief Executive Officer since its inception in 1999. Prior thereto, Mr. Geiger held various positions with Intermedia Communications, FiberNet, a metropolitan area network provider, Frontier Communications, a provider of telecommunications services, and Price Waterhouse (now PricewaterhouseCoopers), a professional services firm. Mr. Geiger currently serves on the boards of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers and the Hands On Network, a national volunteer organization that promotes civic engagement in communities. Mr. Geiger holds a Bachelor’s degree in accounting and pre-law from Clarkson University. Our Board has concluded that Mr. Geiger should serve on the Board based on his experience in the technology and advertising sectors, including his experience managing a public technology company, as well as his financial literacy.

Habib Kairouz has served on our Board since 2007. Mr. Kairouz is a Managing Partner of Rho Capital Partners, an investment and venture capital management company, which he joined in 1993. Prior to joining Rho, Mr. Kairouz worked for five years in investment banking and leverage buyouts with Reich & Co. and Jesup & Lamont. Mr. Kairouz previously served on the board of directors of iVillage, a publicly-held media company that operates a community website for women, and Bluefly, a publicly-held online retailer, and currently serves on the board of directors of IntraLinks Holdings, a publicly-held provider of information exchange solutions, Everyday Health, a leading provider of digital health and wellness solutions, and a number of privately-held companies. Mr. Kairouz holds a Bachelor of Science degree in engineering from Cornell University and a Master of Business Administration in Finance from Columbia University. Our Board has concluded that Mr. Kairouz should serve on the Board based on his experience in working with and holding directorships with technology companies, his experience in finance and mergers and acquisitions and his financial literacy.

Robert Dykes has served on our Board since 2008. Mr. Dykes has served as the President of Tanjarine, an integrated dining and entertainment platform provider, since May 2013. VantagePoint Capital Partners, a significant stockholder of ReachLocal, is a majority owner of Tanjarine’s parent company, TouchTunes. From 2008 until February 2013, Mr. Dykes served as the Executive Vice President and Chief Financial Officer of VeriFone, a provider of secure electronic payment solutions. Prior to joining VeriFone, Mr. Dykes was the Chairman and Chief Executive Officer of NebuAd, a provider of targeted online advertising networks, from 2007 to 2008. Prior to NebuAd, Mr. Dykes served as Executive Vice President of Business Operations and Chief Financial Officer of Juniper Networks, a provider of network infrastructure, from 2005 to 2007. Before joining Juniper Networks, Mr. Dykes served as Chief Financial Officer and President, Systems Group, of Flextronics International, a provider of design and electronics manufacturing services, from 1997 to 2004. Prior thereto, Mr. Dykes served as Executive Vice President of Worldwide Operations and Chief Financial Officer of Symantec Corporation. Mr. Dykes holds a Bachelor of Commerce and Administration from Victoria University, New Zealand. Our Board has concluded that Mr. Dykes should serve on the Board based on his corporate management experience, his financial literacy and his experience with the use of technology in advertising.

Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

Sharon Rowlands has served as our Chief Executive Officer and a member of our Board since April 2014. She has more than 20 years of experience leading multi-billion dollar companies serving small and medium-sized businesses, financial markets and enterprise customers. Prior to joining ReachLocal, Ms. Rowlands served as Chief Executive Officer of Altegrity, a global risk consulting and information services company, from 2011 to 2013. From 2008 to 2011, Ms. Rowlands was the CEO of Penton Media, a business-to-business media company, which she led through a pre-packaged bankruptcy in February 2010. From 1997 to 2008, Ms. Rowlands held a variety of executive-level positions at Thomson Financial, a provider of information and technology solutions to the financial community and a business unit of The Thomson Corporation, including President and CEO from 2005 to 2008. She is a member of the Board of Directors of Constant Contact, a publicly traded provider of online marketing tools, social media marketing and event marketing, and previously served as a member of the Board of Directors of Automatic Data Processing, a publicly traded leader in business outsourcing solutions including HR, payroll, tax and benefits administration from 2008 to 2011. Ms. Rowlands received her Postgraduate Certificate in Education from the University of London and her Bachelor of Arts in History from the University of Newcastle, Newcastle-Upon-Tyne. Our Board has concluded that Ms. Rowlands should serve on the Board based on her corporate management experience and position as Chief Executive Officer.

Alan Salzman has served on our Board since 2007 and served as our Chairman from 2009 to April 2012. Mr. Salzman is the co-founder of VantagePoint Capital Partners, a venture capital firm specializing in multi-stage investing, and has served as its Chief Executive Officer and Managing Partner for more than the past five years. Mr. Salzman previously held a faculty appointment for more than 10 years as an Adjunct Professor of Venture Capital and Entrepreneurial Companies at Stanford Law School. Mr. Salzman holds a Bachelor of Arts degree from the London School of Economics and the University of Toronto, a Juris Doctor degree from Stanford Law School, and a Master of Laws degree in international business from Vrije Universiteit Brussels. Our Board has concluded that Mr. Salzman should serve on the Board based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his experience in finance and mergers and acquisitions, his financial literacy and, as one of our early stage investors, his deep knowledge of ReachLocal.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our continuing named executive officers (which consist of our former Interim Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the “Compensation Discussion & Analysis” section above, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 18. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs reward corporate and individual performance and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key elements of our executive compensation program. We urge our stockholders to review the “Compensation Discussion & Analysis” and “Executive Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance. We believe that a significant portion of our executives’ compensation should be variable, at-risk and tied to performance. Our cash bonus program rewards short-term performance based on our compensation committee’s evaluation of company and individual performance. Key measures in assessing performance include, without limitation, revenue, adjusted EBITDA and the execution against strategic initiatives and overall performance of ReachLocal compared to new and existing competitors.

We believe that our compensation programs strongly align our executives’ interests with those of our stockholders. We place a strong emphasis on the use of equity awards as a key component of our compensation program. We believe that equity awards reward long-term performance and align the interests of management with those of our stockholders. We have used stock options as a key equity incentive vehicle because our executives are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, which provides meaningful incentives to our executives to achieve increases in the value of our stock over time. As a result, stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these awards to our future performance.

We have also used restricted shares, with and without performance vesting criteria, to align the interests of management with those of our stockholders. In addition to linking compensation value to stockholder value, restricted shares and stock options generally require continued service over a multi-year period (typically four years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We maintain strong governance standards and best practices for our compensation programs. As part of its commitment to strong corporate governance and best practices, our compensation committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no other services to us in 2013 other than those provided directly to or on behalf of the compensation committee. In addition, our compensation committee has adopted an insider trading policy.

Our compensation committee meets frequently to address compensation matters in a timely manner and consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is so important to our business. In conducting its compensation program reviews, our compensation committee relies not only on its significant collective experience, but also considers data and advice from our independent compensation consultant. We believe that the severance protections we provide to our named executive officers (e.g., “double trigger” cash severance provisions) are limited and well within market norms. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments.

Recommendation

As an advisory vote, this proposal will not bind our company. However, our compensation committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders, including those expressed through the vote on this proposal. The compensation committee will consider the outcome of this vote in making future compensation decisions for our named executive officers.

Accordingly, we will present the following say-on-pay resolution for vote at the 2014 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of ReachLocal, Inc. approve, on an advisory basis, the compensation of ReachLocal’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in this proxy statement.”

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of our executive compensation program as presented in this proxy statement.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the annual meeting, provided a quorum is present, is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of the say-on-pay vote.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2013, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock or entities affiliated with them, had or will have a direct or indirect material interest, other than in the transactions described below.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our Certificate of Incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Shares Sold and Purchased by Insiders

We have granted stock options to our executive officers and our directors. For a description of these options, see “Executive Compensation Tables — Grants of Plan-Based Awards in 2013” and “2013 Director Compensation,” above.

Investment in Serviz, Inc.

On February 18, 2014, we transferred our ClubLocal business to a new entity named Serviz, Inc., in exchange for a 19.9% equity interest in Serviz. Zorik Gordon, our former Chief Executive Officer, and Michael Kline, our former Chief Strategy Officer and President, Local Commerce, are Serviz’s Chief Executive Officer and President, respectively, and are also investors in Serviz. The fair value of ReachLocal’s equity interest in Serviz was $4.5 million as of February 18, 2014.

Family Members of our former President

Golda Hartman and Paul Truehart are employees of the company and are the sister and stepfather, respectively, of Nathan Hanks, our former President. We paid employment-related compensation of approximately $295,000 to Dr. Hartman, our Director, Healthcare Division, and $135,000 to Mr. Truehart, an Account Executive, in 2013. Dr. Hartman and Mr. Truehart also participate in our various employee benefit plans or arrangements on the same basis as other employees in comparable positions.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers related party transactions in which the amount involved exceeds $50,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000.

Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities of our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and anyone owning more than ten percent of a registered class of our equity securities to file reports detailing ownership and changes in ownership with the SEC. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during and with respect to the 2013 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met, except that Messrs. Landsbaum, Claman, Barton, Wergeles and Day were one day late reporting certain options and performance-vesting restricted stock granted to them February 2013, due to technical difficulties of our filing agent.

Stockholder Proposals for Inclusion in the 2015 Proxy Statement

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2015 Annual Meeting under Rule 14a-8 of the Exchange Act, must submit their proposals to us no later than December 30, 2014. Proposals should be sent to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Other Proposals and Stockholder Nominations for Director

Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2015 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 22, 2015 and no later than February 21, 2015; provided that if the date of the annual meeting is earlier than April 22, 2015 or later than July 21, 2015, you must give notice not earlier than the 120th day and not later than the 90th day prior to such annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the annual meeting is increased and there is no public announcement by us naming all of the nominees for director at least 100 days prior to May 22, 2015, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us not later than the close of business on the 10th day following the day on which such public announcement is first made by us. In addition, the nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the annual meeting, and the recommendation must be made pursuant to Timely Notice. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. You may write to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367, to deliver the notices discussed above and to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367 or contact us by telephone at 818-274-0260.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Report of the Audit Committee nor the Report of the Compensation Committee will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, which includes certain financial information about ReachLocal, is enclosed together with this proxy statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may also be obtained for free by directing written requests to Adam F. Wergeles, Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on our website, http://investors.reachlocal.com.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Adam F. Wergeles
Adam F. Wergeles
Secretary

2014 ANNUAL MEETING OF STOCKHOLDERS OF

REACHLOCAL, INC.

May 22, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investors.reachlocal.com/annuals.cfm

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230000000000000000 0 052214

The Board Recommends a Vote "FOR" the nominees for director named in Proposal 1 and "FOR" Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:
- ○ David Carlick
- ○ Edward Thompson

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve the compensation of our named executive officers, as described in the proxy materials.	☐	☐	☐

The undersigned acknowledges receipt from Reachlocal before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders.

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

REACHLOCAL, INC.

This proxy is solicited by the Board of Directors of ReachLocal, Inc. for use at the 2014 Annual Meeting of Stockholders of ReachLocal, Inc. to be held on Thursday, May 22, 2014 (the "Annual Meeting").

This proxy when properly executed will be voted as you specify on the reverse side. If no direction is made, the proxy will be voted: (a) "FOR" the election of the nominees for director named in Proposal 1 and (b) in accordance with the recommendations of the Board on the other matters listed on the reverse side of this card; and at their discretion on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Sharon Rowlands and Ross Landsbaum, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

(Continued and to be signed on the reverse side)

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